CONFIDENTIAL

EMPLOYMENT AGREEMENT
This agreement is made on the 21st day of September, 2018, between Iradimed Corporation, a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida (“Iradimed” or “Company”), and Francis Casey (“Employee”).
WITNESSETH:
NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Employee agree as follows:

1.	Employment. Iradimed currently employs Employee, and has been employed by Iradimed, for the period and upon the terms and conditions contained in this Agreement, beginning the 1st day of January 2005.

2.
Title and Duties. Employee was hired to serve Iradimed as Vice President, Regulatory and Quality Assurance. Employee will report to the Chief Operating Officer and shall have such authority and responsibilities as delegated or assigned from time to time by the Chief Operating Officer.

3.	Term. This Agreement shall commence as of the date hereof and shall continue until terminated in accordance with Sections 7 and 8 below.

4.	Policies. Except as provided herein, Employee shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other full-time Employees.

5.	Compensation.

(a)
Base Salary. The Company shall pay Employee a minimum annual salary of one hundred fifty-eight thousand nine hundred twelve dollars ($158,912), or in the event of any portion of a year, a pro rata amount of such annual salary. Employee’s salary will be payable as earned in accordance with the Company’s customary payroll practice. Employee shall also be annually reviewed and eligible for merit increases. Such shall be based on his base salary and subsequent performance review, on his anniversary date beginning January 1st, 2019, and each year thereafter while Employee is employed by the Company.

(b)
Annual Bonus. Beginning the fiscal year ending December 31, 2018, Employee will be eligible to receive cash bonus compensation based upon overall profitability of the Company and with consideration of any special situations which the Employee may have demonstrated exemplary performance.

CONFIDENTIAL
	(c)	Equity Compensation. The Company shall award options and/or RSUs periodically at the discretion of the Board of Directors and per demonstrated merit.

(d)
Benefits. Employee is eligible to participate in Iradimed employee benefit plans that apply to all Employee employees generally, including without limitation, deferred compensation, health and dental insurance programs, 401(k) plan, and PTO based on years of service.

6.	Termination By Iradimed.

(a)
Termination For Cause. Iradimed may terminate Employee’s employment hereunder for “Cause” upon: (a) any material breach of this Agreement; (b) any gross negligence or willful misconduct by Employee in the performance of his duties as an Iradimed employee; (c) Employee’s commission of a felony under the laws of the United States or any state thereof; (d) Employee’s commission or participation in any act of fraud, embezzlement or dishonesty; (e) Employee’s willful breach of an Iradimed policy. Employee shall not be terminated under subparagraphs (a) or (e) herein, unless he has received written notice of such breach from the Company, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice.

	(b)	Termination Without Cause. In the event Iradimed terminates Employee’s employment hereunder for any reason other than Cause, such termination shall be deemed “Without Cause.”

7.	Termination By Employee.

(a)
Termination for Good Reason. Employee may terminate his employment hereunder by tendering his resignation to Iradimed. Unless otherwise consented to in writing by Employee, a resignation by Employee shall be for “Good Reason,” where such resignation is tendered within sixty (60) days following: (a) a reduction in Employee’s minimum salary; (b) a significant diminution of Employee’s authority; or (c) the relocation of Employee’s place of employment outside of a fifty (50) mile radius from its present location. For purposes of this Agreement, significant diminution of authority is recognized as notification to Employee of a change in status, position, responsibilities, or any adverse change to compensation which is not broadly applied to management in the Company, which, in Employee’s reasonable judgment, represents a material adverse change from his status, position or responsibility. Prior to accepting Employee’s resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Employee’s resignation. If the matter is not rectified within fifteen (15) days, Employee’s resignation shall be deemed accepted by the Company.

CONFIDENTIAL
(b)
Resignation in connection with a Control Transaction. A resignation of Employee shall also be for “Good Reason” where such resignation is tendered within sixty (60) days following any of the events listed below and such event occurs within twelve (12) months following a Control Transaction as defined in Section 7(c):

(i)
an assignment to Employee of any duties inconsistent with, or a significant change in the nature or scope of Employee’s authority or duties from, those held by Employee immediately prior to the Control Transaction;

		(ii)	a material reduction in Employee’s annual salary or bonus program in effect immediately prior to the Control Transaction;

		(iii)	the relocation of Employee’s place of employment outside of a fifty (50) mile radius from its present location;

(iv)
the failure to provide Employee with a number of paid personal leave days at least equal to the number of paid personal leave days to which he was entitled in the last full calendar year prior to the Control Transaction;

(v)
the failure to provide Employee with substantially the same fringe benefits that were provided to Employee immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is, in Employee’s opinion, substantially at least as beneficial to Employee in all material respects to such fringe benefits taken as a whole;

		(vi)	the failure to obtain the express written assumption of and agreement to perform the obligations in this Agreement by any successor.

(c)
Control Transaction. In this Agreement, a “Control Transaction” means a change in control of the Company defined as a transfer of ownership of more than 50% of the outstanding shares of the Company’s stock.

8.
Disability. If, during the term of this Agreement, Employee becomes disabled such that he is not able to effectively discharge his duties under this Agreement, with or without reasonable accommodation, for a period of six (6) continuous months, the Company’s obligations under this Agreement shall cease, except that Employee may participate in any Company-provided group disability benefits in accordance with the terms of those plans.

CONFIDENTIAL
9.	Consequences of Termination.

(a) Compensation.

(i)
In the event that Iradimed terminates Employee’s employment hereunder Without Cause or Employee resigns from Iradimed with Good Reason, then lradimed shall pay to Employee the full amount of any earned but unpaid Base Salary through the date of termination, his accrued and unused paid time off (PTO) as of the last day worked, his approved business expenses, the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination and an amount equal to six (6) months Base Salary. Such payment shall be made within fifteen (15) days of the effective date of such termination.

(ii)
In the event that Iradimed terminates Employee’s employment hereunder for Cause or Employee resigns without Good Reason, Iradimed shall pay Employee his earned and unpaid Base Salary and his accrued and unused vacation leave as of the last day worked, and approved business expenses and Iradimed shall have no obligation to make any further payments to or to provide any further benefits hereunder to Employee. Such payment shall be made within fifteen (15) days of the effective date of resignation or termination.

10.	Non-competition/Non-solicitation/Confidentiality. Employee agrees to execute a Covenant Not to Compete and Confidentiality Agreement simultaneously with the execution of this Agreement.

11.
Ownership of Developments. All information, data, ideas, customer lists or other material which Employee develops or conceives during his employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Employee on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Employee will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company. Employee agrees to assist the Company in every proper way to obtain for the Company’s benefit copyrights, patents, or other appropriate legal protection for information, data, ideas, customer lists or other material that become the exclusive property of the Company.

CONFIDENTIAL
12.
Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below. Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

	c/o Francis Casey	Roger Susi, President
	Iradimed Corporation	Iradimed Corporation
	1025 Willa Springs Dr.	1025 Willa Springs Dr.
	Winter Springs, FL 32708	Winter Springs, FL 32708

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

13.
Assignment. Employee acknowledges that his services are unique and personal and that he therefore may not assign his rights or delegate his duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Iradimed, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Iradimed.

14.
Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

15.
Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. Section headings are for convenience only and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

16.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

17.
Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

CONFIDENTIAL
18.
Venue and Jurisdiction. The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

19.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the patties reflected hereon as signatories.

20.
Attorneys Fees and Costs. In the event of any litigation, including arbitration, between or among the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies and appeals. If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the parties herby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys fees and costs, and the amount of such attorneys’ fees and costs, to be awarded to the prevailing party. The parties agree and acknowledge that this provision, while it references arbitration, shall not be read to require the parties to submit to arbitration unless they agree to submit to arbitration in a separate, explicit, provision of this Agreement or in a separate written agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Roger Susi
Roger Susi
President and Chief Executive Officer
EMPLOYEE /s/ Francis Casey
Francis Casey

CONFIDENTIAL

Non-Solicitation, Non-Compete and Confidentiality Agreement
This Agreement is made as of the 21st day of September 2018 (“Effective Date”) in favor of Iradimed Corporation a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida (the “Company”); by Francis Casey whose principal work address is 1025 Willa Springs Drive, Winter Springs, Florida (“Employee”). In consideration of Employee’s employment or continued employment with the Company and other good and valuable consideration, the sufficiency of which Employee hereby acknowledges, Employee agrees as follows:
1.          Confidentiality. As a result of employment with Company, Employee has access to confidential material and information belonging to the company including, without limitation, client lists, pricing information, procedure manuals, employee records, client records, sales and marketing techniques, computer programs, the identity of specialized consultants and contractors, and management strategies. This confidential information was acquired or developed by the Company at considerable expense. It is therefore, a unique and valuable asset of the Company and its remaining confidential is of extreme importance to Company. Employee acknowledges that importance of any confidential information made available to or acquired by Employee in the course of employment hereunder to any person, firm, corporation, association or other entity for any reason or purpose.
2.          Non-Solicitation. If Employee’s employment is terminated for any reason, whether by Employee or by Company, with or without cause, Employee agrees that he will not, for a period of one (1) year after termination of employment, directly or indirectly, for himself or on behalf of any other person or entity, solicit, interfere with, accept business from or otherwise endeavor to entice away from the Company any employee of the Company or its Affiliates.
If Employee’s employment is terminated by Employee other than for Good Reason or Employee is terminated by the Company for cause as defined in Employee’s Employment Agreement, Employee agrees, for a period of one (1) year from the last date of employment with Company not to directly or indirectly, for himself or on behalf of any other person or entity, solicit, interfere with, accept business from or otherwise endeavor to entice away from the Company any Client of the Company. For purposes of this Agreement, the term “Affiliate” shall mean any company that directly or indirectly controls, is controlled by or is under common control with the Company. For purposes of this Agreement, the term “Client” shall mean any person or entity that purchased products from or received service of any type from Company during the one (1) year period immediately preceding the last day of Employee’s employment with company and any person or entity that Company has solicited to sell products to or provide service to during the one (1) year period preceding the last day of Employee’s employment with Company.
3.          Non-Competition. If Employee’s employment is terminated by Employee other than for Good Reason or Employee is terminated by the company for cause as

CONFIDENTIAL
defined in Employee’s Employment Agreement, Employee agrees, for a period of one (1) year from the last date of employment with Company not to engage, directly or indirectly, in the same or substantially the same line of business as Company, not to act as an officer, director, shareholder, employee, consultant, agent, proprietor or independent contractor, or provide any services to any person or entity in the same or substantially the same business as Company, and not to engage in any activity which would have the effect of competing with or tending to direct business away from Company. The foregoing restrictions shall not be construed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.
4.          Non-Disparagement. It is understood that Employee may not always agree with the policies, procedures and practices of Company. Employee agrees, however, that it is Employee’s duty to support the Company and its actions and, therefore, agrees that during or after the term of this Agreement, Employee will not criticize or make any disparaging remarks about Company, its Affiliates or its or their officers, managers, attorneys or other employees.
5.          Breach and Remedies. By executing this Agreement, Employee acknowledges that this Agreement is assignable by Company and acknowledges that a breach of this agreement will give rise to irreparable and continuing injury to the Company, and further agrees that the Company or its successors and assigns may obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available to it. If any court refuses to enforce this Agreement or any provision hereof, because it is more extensive (as to time, geographic area, definition of Client or otherwise) than is necessary to protect the business and goodwill of the company, Employee agrees that this Agreement, or the offending provision, shall be modified to the extent necessary to permit the terms hereof to be enforced in any such legal proceeding. Employee understands that all obligations under this Agreement shall survive termination or expiration of Employee’s employment with Company.
6.          Return of Company Property. On termination of employment, Employee shall immediately deliver all records, customer lists, notes, data memoranda, and equipment of any nature that are in Employee’s possession or under his control and that are the property of the Company or relate to the employment or to the business of the Company.

CONFIDENTIAL
Agreed and accepted this 21st day of September day of 2018.

EMPLOYEE

/s/ Francis Casey
Francis Casey